UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
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CRACKER BARREL OLD COUNTRY STORE, INC.
(Name of Registrant as Specified in Its Charter)

BIGLARI HOLDINGS INC. BIGLARI CAPITAL CORP. THE LION FUND, L.P. STEAK N SHAKE OPERATIONS, INC. SARDAR BIGLARI PHILIP L. COOLEY
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Item 1: On November 9, 2012, Biglari Holdings Inc. issued the following press release:

BIGLARI HOLDINGS COMMENTS ON INSTITUTIONAL SHAREHOLDER SERVICES, INC.’S ERRONEOUS ANALYSIS OF CRACKER BARREL OLD COUNTRY STORE, INC. RETURN ON INVESTMENT

SAN ANTONIO, TX — November 9, 2012 — Biglari Holdings Inc. (NYSE: BH) today announced that the analysis conducted by Institutional Shareholder Services, Inc., a proxy advisory firm (“ISS”), on a critical financial metric for Cracker Barrel Old Country Store, Inc. (NASDAQ: CBRL) is fundamentally flawed and inaccurate.

It is incontrovertible that ISS’ calculations of Cracker Barrel’s return on investment on its 116 new stores opened between 2004 and 2009 simply do not add up.

Background

Cracker Barrel has been telling its shareholders that its return on investment on these 116 new stores is 16.2%.  But Cracker Barrel failed to include relevant expenses. Cracker Barrel CFO Lawrence Hyatt has stated in an SEC filing that “the Company believes that making an allocation of general and administrative, interest and tax expenses to these [116] stores is not material to an investor’s understanding of the results for these stores or the Company’s decision-making in determining to build new stores.” Biglari Holdings and ISS both disagree with Mr. Hyatt on excluding such expenses; in fact, both Biglari Holdings and ISS believe that general and administrative (“G&A”) expenses must be factored into the determination of return on new store investment.  ISS states, “The real calculation from a shareholder perspective should be whether the incremental investment, including all incremental costs such as taxes, returned incremental net income at greater than the cost of capital.  Depreciation and G&A expense, therefore, should be included as expenses in the calculation to the extent they are incremental.”

Cracker Barrel does disclose incremental depreciation even though it fails to factor it into its computation of return on investment. Mr. Hyatt discloses ‘Store EBITDA’ and depreciation for the 116 stores to be $61.8 million and $14.7 million, respectively. The only piece of data he does not disclose, nor apparently believes is important, are G&A expenses for these stores.

The key question is therefore the correct number to use for G&A expenses. We factored in $235,000 per store for it is Cracker Barrel’s actual G&A per store for fiscal 2012. In our October 25, 2012 letter we also provided shareholders with per-store G&A expenses for the last 15 years; these data allow each shareholder to choose a different figure based on what he or she believes would be most appropriate. Nevertheless, ISS makes the following statement (referring to return on new store investment as ROIC):

“From 2005 through 2012 total G&A grew by $31.3 million, or an average of $270,000 incremental G&A for each of the 116 new stores opened in that period. If this were the true incremental G&A expense—and even assuming no further adjustments to [Biglari’s] assumptions about depreciation and tax expense were necessary to get to true incremental numbers—the calculated ROIC rises from 3.7% to 10.7%.”

ISS’ above statement is factually wrong. An estimate of $270,000 per store of incremental G&A expense rather than $235,000 per store in our analysis would reduce return on investment. Yet ISS concludes that return increased from 3.7% to 10.7% — a mathematical impossibility! We urge shareholders to do their own analysis.

Even if we factor a zero for incremental G&A expense, the return becomes 8.7%. The following table sets forth the facts:

Calculation of Cracker Barrel’s Return on Store Investment Analysis
($ in thousands)
	Damodaran	Cracker Barrel	Zero G&A	ISS Analysis
‘Store EBITDA’	$61,800	$61,800	$61,800	$61,800
Depreciation	$14,700	$0	$14,700	$14,700
G&A	$27,300	$0	$0	$31,300
Operating income	$19,800	—	$47,100	$15,800
Taxes	$5,800	$0	$13,900	$4,700
NOPAT	$14,000	—	$33,200	$11,100
Invested capital	$382,000	$382,000	$382,000	$382,000

Return	3.7%	16.2%	8.7%	2.9%

Source: As Reported in SEC Filings.
Note: Taxes based on an effective tax rate of 30% based on Cracker Barrel’s 2012 provision for income taxes of $40,575 divided by its 2012 pre-tax income of $137,376 (each, excluding the impact of the 53rd week).

It is clear to us that the correct return for Cracker Barrel’s 116 new stores is between 3.7% and 8.7%.  It is certainly not 16.2% as Cracker Barrel contends or even 10.7% as ISS erroneously computes.  Clearly, any return on investment between 3.7%-8.7% is inadequate.

Cracker Barrel has referenced as an authority Aswath Damodaran’s calculation on return analyses. However, Cracker Barrel has failed to follow Dr. Damodaran’s definitive calculations, which stipulate that net operating profit after tax (NOPAT) divided by investment would be the appropriate formula.

One point on which we do agree with ISS is that Cracker Barrel’s return on new store investment is, as ISS emphasizes, “an important consideration for shareholders:  what is at issue is whether the board is adding or destroying value through its expansion strategy.” (Emphasis added)  It is clear to us that ISS’ incorrect calculations led it to draw the wrong conclusion on this fundamental point in its analysis.

Cracker Barrel is going to continue to spend $155 million to open new stores based on a faulty assessment of return. It is clear this capital allocation will destroy value based on the aforementioned analysis.  We are also concerned about new stores cannibalizing old stores. Furthermore, we demand that Cracker Barrel disclose relevant data on the 116 stores based on vintage so we see the performance of those stores.  ISS also called upon Cracker Barrel to disclose this critical information to shareholders:

“[T]he management … presentations, however, have [not] broken out the view that would be most useful to shareholders considering this aspect of the board’s stewardship: the trend in performance by vintage. If stores opened in 2009 are performing substantially better than those opened in 2005, for example, it may indicate that the company has substantially improved the process by which it targets new opportunities—or, if 2009 was substantially worse than 2005, that the strategy is veering wildly off track.”

We believe our analysis is sound and we urge shareholders to base their decisions on such facts. Biglari Holdings firmly believes that if a shareholder of Cracker Barrel is seeking to maximize the value of his or her investment, electing the nominees of a near 18% shareholder to the Board of Directors is the clear pathway to value creation.

Item 2: The following materials were posted by Biglari Holdings Inc. to http://www.enhancecrackerbarrel.com:

ENHANCE
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Full 2011 Proxy Report

## Nominees

**Sardar Biglari**
*Chairman & CEO*
Biglari Holdings Inc.

**Philip L. Cooley**
*Vice Chairman*
Biglari Holdings Inc.

**Sardar Biglari** is the Chairman and Chief Executive Officer of Biglari Holdings Inc., listed on the New York Stock Exchange under the symbol BH. Biglari Holdings is a holding company engaged in a number of diverse business activities. Mr. Biglari makes all major operating, investment, and capital allocation decisions for Biglari Holdings and its subsidiaries. He is also Chairman and Chief Executive Officer of Biglari Capital Corp., a wholly-owned subsidiary of Biglari Holdings and general partner of The Lion Fund, L.P., a private investment fund. He is also Chairman and Chief Executive Officer of Steak n Shake Operations, Inc. and Western Sizzlin Corporation, both of which are wholly-owned subsidiaries of Biglari Holdings. Mr. Biglari is a director of CCA Industries, Inc., a manufacturer and marketer of health and beauty aids. Mr. Biglari has extensive managerial, turnaround, and investing experience in a broad range of businesses.

Mr. Biglari would be an "independent director" of Cracker Barrel Old Country Store, Inc. within the meaning of NASDAQ listing standards applicable to board composition and Section 301 of the Sarbanes-Oxley Act of 2002.

**Philip L. Cooley** is Vice Chairman of Biglari Holdings Inc. Dr. Cooley was the Prassel Distinguished Professor of Business at Trinity University, San Antonio, Texas, from 1985 until his retirement in May 2012. Dr. Cooley has served as an advisory director of Biglari Capital Corp. since 2000 and as Vice Chairman and a director of Western Sizzlin Corporation from March 2006 and December 2005, respectively, until its acquisition by Biglari Holdings in March 2010. Since August 2011, Dr. Cooley has also served as a director of CCA Industries, Inc. Dr. Cooley is past president of the Eastern Finance Association, and serves on its board, and of the Southern Finance Association. He also serves on the board of the Consumer Credit Counseling Service of Greater San Antonio. Dr. Cooley has extensive business, financial and investment knowledge and experience.

Dr. Cooley would be an "independent director" of Cracker Barrel Old Country Store, Inc. within the meaning of NASDAQ listing standards applicable to board composition and Section 301 of the Sarbanes-Oxley Act of 2002.

Copyright © 2012 BIGLARI HOLDINGS INC.

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ENHANCE
CRACKER BARREL

HOME
LETTERS TO SHAREHOLDERS
LETTERS TO MANAGEMENT
SEC FILINGS
NOMINEES
PRESS RELEASES
CONTACT US

Vote Gold
Submit proxy ballot here
*If shares not held by broker/bank, click here*

GLASS LEWIS
Full 2011 Proxy Report

# Press Releases

| | RELEASE DATE |
|---|---|
| 2012 | |
| **NOVEMBER** | |
| Biglari Holdings Comments on Institutional Shareholder Services, Inc.'s Erroneous Analysis of Cracker Barrel's Return on Investment | November 9, 2012 |
| **OCTOBER** | |
| Biglari Holdings Believes Cracker Barrel Old Country Store, Inc.'s Purported Financial Results Distort Economic Reality | October 31, 2012 |
| Damodaran Comments About Cracker Barrel's Return On Invested Capital (ROIC) Analysis | October 31, 2012 |
| Biglari Holdings' Clarification Of Cracker Barrel's Supplemental Investor Presentation Materials | October 31, 2012 |
| Biglari Holdings Responds To Cracker Barrel's Assertion That Misreports About Incoming Chairman James Bradford Were A "Misunderstanding" | October 9, 2012 |
| Biglari Holdings Questions Cracker Barrel's Lack Of Urgency In Addressing Misrepresentations Of Bradford's Credentials | October 9, 2012 |
| Biglari Holdings Sends Letter To Cracker Barrel's Board On Discovery Of Discrepancy In Professed Experience Of Designated Chairman James Bradford | October 8, 2012 |
| **SEPTEMBER** | |
| Cracker Barrel Makes Faux "Offer" to Biglari Holdings | September 5, 2012 |
| **APRIL** | |
| Sardar Biglari Issues Letter to Shareholders of Cracker Barrel Old Country Store, Inc. | April 19, 2012 |

2011

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